Exhibit 99.1

TAL INTERNATIONAL GROUP, INC. REPORTS THIRD QUARTER 2012 RESULTS AND DECLARES $0.62 QUARTERLY DIVIDEND

Purchase, New York, October 24, 2012 — TAL International Group, Inc. (NYSE: TAL), one of the world’s largest lessors of intermodal freight containers and chassis, today reported results for the third quarter ended September 30, 2012.

Highlights:

•                  TAL reported Adjusted pre-tax income of $1.48 per fully diluted share for the third quarter of 2012.

•                  TAL reported leasing revenues of $135.2 million for the third quarter of 2012, an increase of 11.8% from the third quarter of 2011.

•                 TAL reported Adjusted EBITDA of $141.0 million for the third quarter of 2012, an increase of 7.1% from the third quarter of 2011.

•                 TAL continued to invest aggressively in its business during 2012.  Year to date, TAL invested over $800 million in new container purchases and sale-leaseback transactions.

•                 TAL announced a quarterly dividend of $0.62 per share payable on December 27, 2012 to shareholders of record as of December 6, 2012.

Adjusted pre-tax income (1) was $49.7 million for the third quarter of 2012, compared to $52.3 million for the third quarter of 2011.  Adjusted pre-tax income per fully diluted common share was $1.48 for the third quarter of 2012, compared to $1.56 for the third quarter of 2011.  The Company focuses on Adjusted pre-tax results since it considers gains and losses on interest rate swaps to be unrelated to operating performance and since it does not expect to pay any significant income taxes for a number of years due to the availability of accelerated tax depreciation on its existing container fleet and anticipated future equipment purchases.

Leasing revenues for the third quarter of 2012 were $135.2 million, compared to $120.9 million for the third quarter of 2011. Adjusted EBITDA (1), including principal payments on finance leases, was $141.0 million for the third quarter of 2012, compared to $131.6 million for the third quarter of 2011.

Adjusted net income (1) was $32.0 million for the third quarter of 2012, compared to $33.8 million for the third quarter of 2011.  Adjusted net income per fully diluted common share was $0.95 for the third quarter of 2012, compared to $1.01 for the third quarter of 2011.

Reported net income for the third quarter of 2012 was $31.2 million compared to $18.1 million for the third quarter of 2011.  Net income per fully diluted common share was $0.93 for the third quarter of 2012, compared to $0.54 for the third quarter of 2011.  The difference between Adjusted net income and reported net income in the third quarter of 2012 was due to net losses on interest rate swaps.  TAL uses interest rate swaps to synthetically fix the interest rates for most of its floating rate debt so that the duration of the fixed interest rates match the expected duration of TAL’s lease portfolio.  TAL does not use hedge accounting for the majority of its swaps, so most of the change in the market value of TAL’s interest rate swap portfolio is reflected in reported net income.  During the third quarter of 2012, long-term interest rates decreased resulting in a $1.3 million decrease in the market value of TAL’s swap contracts.

“TAL continued to achieve outstanding operational and financial performance in the third quarter of 2012,” commented Brian M. Sondey, President and CEO of TAL International.  “Our

key operating metrics remain very strong.  Our utilization averaged 97.7% for the quarter and was 97.5% as of October 24, 2012.  Used container sale prices remained at historically high levels during the quarter, and our operating expense ratios remained low due to our high utilization and the economies of scale we have realized over the last few years as we’ve rapidly grown our container fleet.”

“While our performance remains strong, our adjusted pretax income decreased 5% this quarter from the third quarter of 2011 despite the 12% increase in our leasing revenue.  Utilization and used container sale prices remain high relative to long-term average levels, but they have both decreased from the exceptional levels reached last year.  Average utilization dropped by about 1% from the third quarter of last year and used container sales prices are down roughly 20% from the record level reached in the summer of 2011.  This decrease in our utilization and disposal gains reduced our adjusted pretax income by about $5 million from the third quarter of 2011.  Changing fleet demographics also negatively impacted our income this quarter.  Our depreciation expense has been increasing as a portion of our leasing revenue since 2010 as the portion of fully depreciated units in our fleet has dropped from over 20% of our containers at the beginning of 2010 to 6.5% of our container fleet today.  Mainly because of this, our depreciation expense in the third quarter of 2012 increased by $5 million more than it would have if the ratio of our depreciation expense to leasing revenue remained constant at the level experienced in the third quarter of 2011.  It is important to note, however, that this increase in depreciation expense does not impact our operating cash flow.”

“Our adjusted pretax income also decreased 4.4% from the second quarter of 2012.  Our results in the second quarter included over $3 million of one-time fees associated with a negotiated early lease termination.  We had anticipated that container pick-ups and higher used container disposal volumes during the third quarter would more than off-set the impact of the absence of these fees.  But while we had a strong third quarter for pick-ups and disposals, they were both slightly below our expectations and we were unable to fully make up for the absence of the fee income this quarter.  Still, TAL generated $1.48 per share of adjusted pretax income in the third quarter of 2012, we continued to earn attractive returns on our assets and equity, and our market environment remains favorable.”

“Our market environment continues to allow us to achieve a great mix of high utilization, high profitability and strong growth.  We have continued to benefit from solid trade growth this year, despite the weak economies in developed countries, and the container supply / demand balance remains in our favor due to our customers’ ongoing reluctance to invest in large numbers of new containers while they are struggling with weak freight rates and high fuel prices.  The decrease in our shipping line customers’ direct container purchases is also allowing us to continue to achieve a high rate of investment and growth in a moderate trade growth environment.  Through October 24, TAL has purchased over $800 million of new and sale leaseback containers, leading to nearly 18% growth in our revenue earning assets through the end of the third quarter.  Roughly three quarters of these containers have been firmly committed to lease transactions, and we expect continued leasing revenue growth in the fourth quarter as our remaining committed containers go on-hire.”

Adjusted pre-tax income (1) was $149.6 million for the nine months ended September 30, 2012 compared to $145.7 million for the same period in 2011.  Adjusted pre-tax income per fully diluted common share was $4.45 for the nine months ended September 30, 2012 compared to $4.47 for the same period in 2011.

Leasing revenues for the nine months ended September 30, 2012 were $386.2 million compared to $327.0 million for the same period in 2011.  Adjusted EBITDA (1), including principal payments on finance leases, was $405.1 million for the nine months ended September 30, 2012 compared to $360.0 million for the same period in 2011.

Adjusted net income (1) was $96.6 million for the nine months ended September 30, 2012, compared to $94.1 million for the same period in 2011.  Adjusted net income per fully diluted common share was $2.87 for the nine months ended September 30, 2012 compared to $2.89 for the same period in 2011.

Reported net income for the nine months ended September 30, 2012 was $93.4 million compared to $73.9 million for the same period in 2011.  Net income per fully diluted common share was $2.78 for the nine months ended September 30, 2012 compared to $2.27 for the same period in 2011.

Outlook

Mr. Sondey continued, “We generally expect strong market conditions to continue for the rest of this year and into 2013.  Expectations for trade growth in 2012 have dropped from the beginning of the year, and the summer peak season for dry containers ended unusually early this year — leading to slower than expected pick-ups of containers committed to lease.  But trade growth will remain solidly positive for the year and we expect the supply / demand balance for containers to remain tight into 2013.  TAL and other major leasing companies have continued to generate very high levels of investment in 2012, but shipping line investment has been exceptionally low, and we estimate that overall market production of new containers will be significantly lower this year than in 2011.  Because of this, we believe that the growth in the global container fleet will closely match global trade growth this year, implying that tight market conditions are likely to continue.”

“For the fourth quarter, we expect continued sequential growth in our leasing revenue as we benefit from a full quarter of revenue from third quarter pick-ups, and as our customers complete the pick-up of containers that were committed to lease earlier in the year.  However, we expect our utilization and used container sale prices to continue to normalize, especially now that the peak season for dry containers has passed.  Overall, we expect our adjusted pretax income to hold steady or decrease slightly from the third quarter to the fourth quarter of 2012.”

Dividend

TAL’s Board of Directors has approved and declared a $0.62 per share quarterly cash dividend on its issued and outstanding common stock, payable on December 27, 2012 to shareholders of record at the close of business on December 6, 2012.  Based on the information available today, we believe this distribution will qualify as a return of capital rather than a taxable dividend for U.S. tax purposes. Investors should consult with a tax advisor to determine the proper tax treatment of this distribution.

Mr. Sondey concluded, “We are very pleased to announce an increase to our dividend again this quarter.  The increase reflects our continued strong performance and our general expectations that our market environment will remain favorable for the foreseeable future.”

Investors’ Webcast

TAL will hold a Webcast at 9 a.m. (New York time) on Thursday, October 25, 2012 to discuss its third quarter results.  An archive of the Webcast will be available one hour after the live call through Friday, November 30, 2012. To access the live Webcast or archive, please visit the Company’s Web site at http://www.talinternational.com.

About TAL International Group, Inc.

TAL is one of the world’s largest lessors of intermodal freight containers and chassis with 17 offices in 11 countries and approximately 225 third-party container depot facilities in 39 countries. The Company’s global operations include the acquisition, leasing, re-leasing and subsequent sale of multiple types of intermodal containers and chassis. TAL’s fleet consists of approximately 1,185,000 containers and related equipment representing approximately 1,933,000 twenty-foot equivalent units (TEU). This places TAL among the world’s largest independent lessors of intermodal containers and chassis as measured by fleet size.

Contact

Jeffrey Casucci

Vice President

Treasury and Investor Relations

(914) 697-2900

Important Cautionary Information Regarding Forward-Looking Statements

Statements in this press release regarding TAL International Group, Inc.’s business that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that these statements involve risks and uncertainties, are only predictions and may differ materially from actual future events or results. For a discussion of such risks and uncertainties, see “Risk Factors” in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 22, 2012.

The Company’s views, estimates, plans and outlook as described within this document may change subsequent to the release of this statement.  The Company is under no obligation to modify or update any or all of the statements it has made herein despite any subsequent changes the Company may make in its views, estimates, plans or outlook for the future.

(1) Adjusted pre-tax income, Adjusted EBITDA and Adjusted net income are non-GAAP measurements we believe are useful in evaluating our operating performance.  The Company’s definition and calculation of Adjusted pre-tax income, Adjusted EBITDA and Adjusted net income are outlined in the attached schedules.

Please see page 8 for a detailed reconciliation of these financial measurements.

-Financial Tables Follow-

TAL INTERNATIONAL GROUP, INC.

Consolidated Balance Sheets

(Dollars in thousands, except share data)

(Unaudited)

	September 30, 2012	December 31, 2011
ASSETS:
Leasing equipment, net of accumulated depreciation and allowances of $740,952 and $626,965	$3,206,311	$2,663,443
Net investment in finance leases, net of allowances of $921 and $1,073	125,452	146,742
Equipment held for sale	29,462	47,048
Revenue earning assets	3,361,225	2,857,233
Unrestricted cash and cash equivalents	52,848	140,877
Restricted cash	38,715	34,466
Accounts receivable, net of allowances of $707 and $667	74,664	56,491
Goodwill	71,898	71,898
Deferred financing costs	27,240	24,028
Other assets	14,238	11,539
Fair value of derivative instruments	653	771
Total assets	$3,641,481	$3,197,303
LIABILITIES AND STOCKHOLDERS’ EQUITY:
Equipment purchases payable	$29,771	$55,320
Fair value of derivative instruments	65,488	78,122
Accounts payable and other accrued expenses	62,788	66,607
Net deferred income tax liability	250,040	198,867
Debt	2,631,818	2,235,585
Total liabilities	3,039,905	2,634,501
Stockholders’ equity:
Preferred stock, $.001 par value, 500,000 shares authorized, none issued	—	—
Common stock, $.001 par value, 100,000,000 shares authorized, 36,609,759 and 36,412,659 shares issued respectively	37	36
Treasury stock, at cost, 3,011,843 shares	(37,535)	(37,535)
Additional paid-in capital	492,631	489,468
Accumulated earnings	155,426	120,449
Accumulated other comprehensive (loss)	(8,983)	(9,616)
Total stockholders’ equity	601,576	562,802
Total liabilities and stockholders’ equity	$3,641,481	$3,197,303

TAL INTERNATIONAL GROUP, INC.

Consolidated Statements of Operations

(Dollars and shares in thousands, except earnings per share)

(Unaudited)

	Three Months Ended September 30,		Nine months Ended September 30,
	2012	2011	2012	2011
Revenues:
Leasing revenues:
Operating leases	$131,839	$116,850	$375,623	$314,468
Finance leases	3,339	4,061	10,589	12,531
Total leasing revenues	135,178	120,911	386,212	326,999
Equipment trading revenues	12,981	16,121	48,750	53,214
Management fee income	823	683	2,303	2,122
Other revenues	39	37	111	166
Total revenues	149,021	137,752	437,376	382,501
Operating expenses (income):
Equipment trading expenses	11,273	13,900	42,867	43,283
Direct operating expenses	6,195	5,112	17,802	13,575
Administrative expenses	10,674	10,964	32,908	32,139
Depreciation and amortization	52,155	41,872	144,529	109,286
(Reversal) provision for doubtful accounts	(8)	17	(177)	158
Net (gain) on sale of leasing equipment	(11,317)	(14,875)	(35,229)	(39,659)
Total operating expenses	68,972	56,990	202,700	158,782
Operating income	80,049	80,762	234,676	223,719
Other expenses:
Interest and debt expense	30,390	28,504	85,088	77,985
Write-off of deferred financing costs	—	1,043	—	1,043
Net loss on interest rate swaps	1,286	23,229	5,042	30,361
Total other expenses	31,676	52,776	90,130	109,389
Income before income taxes	48,373	27,986	144,546	114,330
Income tax expense	17,220	9,907	51,169	40,473
Net income	$31,153	$18,079	$93,377	$73,857
Net income per common share—Basic	$0.94	$0.55	$2.81	$2.29
Net income per common share—Diluted	$0.93	$0.54	$2.78	$2.27
Cash dividends paid per common share	$0.60	$0.52	$1.73	$1.47
Weighted average number of common shares outstanding—Basic	33,230	33,085	33,213	32,188
Dilutive stock options and restricted stock	402	390	401	415
Weighted average number of common shares outstanding—Diluted	33,632	33,475	33,614	32,603

Non-GAAP Financial Measures

We use the terms “EBITDA”, “Adjusted EBITDA”, “Adjusted pre-tax income” and “Adjusted net income” throughout this press release.

EBITDA is defined as net income before interest and debt expense, income tax expense, depreciation and amortization. Adjusted EBITDA is defined as EBITDA excluding gains and losses on interest rate swaps, plus principal payments on finance leases.

Adjusted pre-tax income is defined as income before income taxes as further adjusted for certain items which are described in more detail below, which management believes are not representative of our operating performance. Adjusted pre-tax income excludes gains and losses on interest rate swaps and the write-off of deferred financing costs. Adjusted net income is defined as net income further adjusted for the items discussed above, net of income tax.

EBITDA, Adjusted EBITDA, Adjusted pre-tax income and Adjusted net income are not presentations made in accordance with U.S. GAAP. EBITDA, Adjusted EBITDA, Adjusted pre-tax income and Adjusted net income should not be considered as alternatives to, or more meaningful than, amounts determined in accordance with U.S. GAAP, including net income, or net cash from operating activities.

We believe that EBITDA, Adjusted EBITDA, Adjusted pre-tax income and Adjusted net income are useful to an investor in evaluating our operating performance because:

•  these measures are widely used by securities analysts and investors to measure a company’s operating performance without regard to items such as interest and debt expense, income tax expense, depreciation and amortization, and gains and losses on interest rate swaps, which can vary substantially from company to company depending upon accounting methods and the book value of assets, capital structure and the method by which assets were acquired;

•  these measures help investors to more meaningfully evaluate and compare the results of our operations from period to period by removing the impact of our capital structure, our asset base and certain non-routine events which we do not expect to occur in the future; and

•  these measures are used by our management for various purposes, including as measures of operating performance to assist in comparing performance from period to period on a consistent basis, in presentations to our board of directors concerning our financial performance and as a basis for strategic planning and forecasting.

We have provided reconciliations of net income, the most directly comparable U.S. GAAP measure, to EBITDA and Adjusted EBITDA in the tables below for the three and nine months ended September 30, 2012 and 2011.

We have also provided reconciliations of income before income taxes and net income, the most directly comparable U.S. GAAP measures, to Adjusted pre-tax income and Adjusted net income in the tables below for the three and nine months ended September 30, 2012 and 2011.

TAL INTERNATIONAL GROUP, INC.

Non-GAAP Reconciliations of EBITDA and Adjusted EBITDA
(Dollars in Thousands)
(Unaudited)

	Three Months Ended September 30,		Nine months Ended September 30,
	2012	2011	2012	2011
Net income	$31,153	$18,079	$93,377	$73,857
Add:
Depreciation and amortization	52,155	41,872	144,529	109,286
Interest and debt expense	30,390	28,504	85,088	77,985
Write-off of deferred financing costs	—	1,043	—	1,043
Income tax expense	17,220	9,907	51,169	40,473
EBITDA	130,918	99,405	374,163	302,644
Add:
Net loss on interest rate swaps	1,286	23,229	5,042	30,361
Principal payments on finance lease	8,809	8,971	25,846	27,004
Adjusted EBITDA	$141,013	$131,605	$405,051	$360,009

TAL INTERNATIONAL GROUP, INC.

Non-GAAP Reconciliations of Adjusted Pre-tax Income and Adjusted Net Income
(Dollars and Shares in Thousands, Except Per Share Data)
(Unaudited)

	Three Months Ended September 30,		Nine months Ended September 30,
	2012	2011	2012	2011
Income before income taxes	$48,373	$27,986	$144,546	$114,330
Add:
Write-off of deferred financing costs	—	1,043	—	1,043
Net loss on interest rate swaps	1,286	23,229	5,042	30,361
Adjusted pre-tax income	$49,659	$52,258	$149,588	$145,734
Adjusted pre-tax income per fully diluted share	$1.48	$1.56	$4.45	$4.47
Weighted average number of common shares outstanding—Diluted	33,632	33,475	33,614	32,603

	Three Months Ended September 30,		Nine months Ended September 30,
	2012	2011	2012	2011
Net income	$31,153	$18,079	$93,377	$73,857
Add:
Write-off of deferred financing costs, net of tax	—	674	—	674
Net loss on interest rate swaps, net of tax	826	15,005	3,258	19,611
Adjusted net income	$31,979	$33,758	$96,635	$94,142
Adjusted net income per fully diluted share	$0.95	$1.01	$2.87	$2.89
Weighted average number of common shares outstanding—Diluted	33,632	33,475	33,614	32,603